Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Investment Funds Inc.:

We consent to the use of our reports, with respect to the funds indicated below, of Smith Barney Investment Funds Inc.
incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Auditors" in the Statement of Additional Information.

Fund
Date of Auditors' Report

Smith Barney Investment Grade Bond Fund
	February 18, 1997

Smith Barney Special Equities Fund
	February 18, 1997

Smith Barney Government Securities Fund
	February 11, 1997

Smith Barney Growth Opportunity Fund
	February 5, 1997

Smith Barney Managed Growth Fund
	February 11, 1997






KPMG Peat Marwick
LLP

New York, New York
April 24, 1997